FOURTH AMENDMENT AGREEMENT
       TO THE AMENDED AND RESTATED CREDIT AGREEMENT


Fourth amendment agreement ("Amendment Agreement") made as of the 15th day of August, 1995, by and among THE TIMKEN
COMPANY, an Ohio corporation ("Borrower"), SOCIETY
NATIONAL BANK ("Society"), successor by merger to Ameritrust Company National Association, the various other commercial banking institutions signatories hereto, together with Society (the "Banks"), and Society, as Agent
(the "Agent") for the Banks.

WHEREAS, Borrower, Banks and Agent are parties to a certain Amended and Restated Credit Agreement dated as of December 31, 1991, as amended on February 26, 1993 (First
Amendment Agreement), May 31, 1994 (Second Amendment
Agreement), and November 15, 1994 (Third Amendment
Agreement), which provides, among other things, for a revolving credit in the original aggregate amount of Three
Hundred Fifty Million Dollars ($350,000,000) at any one time outstanding, subsequently amended to the current aggregate amount of Two Hundred Million Dollars
($200,000,000) at any one time outstanding, all upon certain terms and conditions (the "Credit Agreement");

WHEREAS, Borrower, Banks and Agent are parties to a certain Revolving Credit Agreement dated November 15,
1994, which provides for a 364-day revolving credit facility in the maximum principal amount of One Hundred
Million Dollars ($100,000,000) (the "364-Day Facility");

WHEREAS, as of the date hereof, there is no outstanding principal or interest due and owing under the 364-Day
Facility or any Revolving Credit Note relating thereto;

WHEREAS, Borrower, Banks and Agent desire to cancel the 364 Day Facility in its entirety and to further amend the Credit Agreement by increasing the amount of the revolving credit to Three Hundred Million Dollars ($300,000,000), by extending the Commitment Period to August 31, 2000, by amending Annex A to the Credit Agreement and by making certain other amendments thereto;

WHEREAS, each capitalized term used herein and not defined herein shall be defined in accordance with the Credit
Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable consideration, Borrower, Banks and Agent agree as follows:

1. The Credit Agreement is hereby amended by deleting the definition of "Commitment Period" in Article I in its entirety, and substituting the following in place thereof:

"'Commitment Period' shall mean the period from the date hereof to August 31, 2000."

2. The Credit Agreement is hereby amended by deleting thedefinition of "LIBOR Margin" in Article I in its entirety, and substituting the following in place thereof:

      "'LIBOR Margin' shall mean Twenty-Five (25) Basis
     Points so long as Moody's Investors Service, Inc.
     ('Moody's') or Standard & Poor's Corporation ('S&P') accords to Borrower's bonds or debentures (or any thereof) a ratingof A3 or higher (in the case of Moody's), or a rating of A- or higher(in the case of S&P); provided, however, that if at any time both
     Moody's and S&P shall have lowered the ratings which they accord any of to Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Baa1 or (in the case of S&P) is BBB+, then during any such period and for so long as both of such lowered ratings are in effect, the 'LIBOR
     Margin' shall be increased to Thirty (30) Basis
     Points; further provided, however, that if at any time both Moody's and S&P shall have lowered the ratings which they accord to any of Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Baa2 or (in the case of S&P) is BBB then during any such period and for so long as both of such lowered ratings are in effect, the 'LIBOR Margin' shall be increased to ThirtyFive (35)
     Basis Points; and further provided, however, that if at any time both Moody's and S&P shall have lowered the ratings which they accord to any of Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Baa3 (or some lower rating ssigned by Moody's) or (in the case of S&P) is BBB(or some lower rating assigned by S&P) then during any such period and for so long as both of such lowered ratings are in effect, the 'LIBOR Margin' shall be increased to Forty (40) Basis Points."

3. The Credit Agreement is hereby amended by deleting the amount "Two Hundred Million and 00/100 Dollars
($200,000,000)" from the first paragraph of Section 2.1, and substituting in place thereof, the amount "Three
Hundred Million and 00/100 Dollars ($300,000,000)".

4. The Credit Agreement is hereby amended by deleting the date "August 31, 1999" wherever it appears in Section
2.1, and substituting for that deleted date, the date
"August 31, 2000".

5.   The Credit Agreement is hereby amended by deleting
Section 2.5 in its entirety and substituting the following in place thereof:

"SECTION 2.5.  FACILITY FEES; TERMINATION OR REDUCTION OF
COMMITMENTS.  Borrower agrees to pay to Agent, for the
ratable account of each Bank, as a consideration for its
Commitment hereunder, a facility fee calculated at a rate
or rates as hereinafter provided in this Section 2.5
(based on a year having 360 days and calculated for the
actual number of days elapsed) from the date hereof to and
including the last day of the Commitment Period, on the
average daily amount of such Bank's Commitment hereunder,
payable on September 30, 1995, and quarterannually
thereafter.  The facility fee shall be calculated at a
rate expressed in terms of Basis Points per annum as
follows:  The applicable facility fee shall be at a rate
of Ten (10) Basis Points per annum so long as Moody's
Investors Service, Inc. ('Moody's') or Standard & Poor's
Corporation ('S&P') accords to Borrower's bonds or
debentures (or any thereof) a rating of A3 or higher (in
the case of    Moody's), or a ratingof Aor higher (in the
case of S&P); provided, however, that if at any time both
Moody's and S&P shall have lowered the ratings which they accord to any of Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Baa1 or (in the case of S&P) is BBB+, then during any such period and for so long as both of such lowered ratings are in effect, the applicable facility fee shall be increased to a rate of Twelve and One-Half (12.5) Basis Points per annum; further provided, however, that if at any time both
Moody's and S&P shall have lowered the ratings which they accord to any of Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Baa2 or (in the case of S&P) is BBB, then during any such period and for so long as both of such lowered ratings are in effect, the applicable facility fee shall be increased to a rate of Fifteen (15) Basis Points per annum; and further provided, however, that if at any time both Moody's and S&P shall have lowered the ratings which they accord to any of Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Baa3 (or some lower rating assigned by Moody's) or (in the case of S&P) is BBB(or some lower rating assigned by S&P), then during any such period and for so long as both of such lowered ratings are in effect, the applicable facility fee shall be increased to a rate of Twenty-Two and OneHalf (22.5)
Basis Points per annum. Borrower may at any time or from time to time terminate in whole or ratably in part the Commitments of the Banks hereunder to an amount not less than the aggregate principal amount of the loans then outstanding, by giving Agent not less than two (2)
Cleveland banking days' notice, provided that any such partial termination shall be in an aggregate amount for all the Banks of Ten Million Dollars ($10,000,000) or any integral multiple thereof. The Agent shall promptly notify each Bank of its proportionate amount and the date of each such termination. After each such termination, the facility fees payable hereunder shall be calculated upon the Commitments of the Banks as so reduced. If the Borrower terminates in whole the Commitments of the Banks, on the effective date of such termination (the Borrower having prepaid in full the unpaid principal balance, if any, of the Notes outstanding together with all interest
(if any) and facility fees accrued and unpaid) all of the Notes outstanding shall be delivered to the Agent marked
'Cancelled' and redelivered to the Borrower. Any partial reduction in the Commitments of the Banks shall be effective during the remainder of the Commitment Period."


6.   The Credit Agreement is hereby amended by deleting
Annex A, and substituting in place thereof, a new Annex A in the form of Annex A attached hereto.

7.   The Credit Agreement is hereby amended by deleting
Exhibit A and Exhibit A-1 and substituting in place thereof, new Exhibit A and new Exhibit A-1 in the form of Exhibit A and Exhibit A-1 attached hereto.

8.   Concurrently with the execution of this Amendment
Agreement, Borrower shall execute and deliver to each Bank a Revolving Credit Note (Prime Rate Loans and Domestic
Fixed Rate Loans) and a Revolving Credit Note
(LIBOR Loans), of even date herewith, and being in the form and substance of Exhibit A and Exhibit A-1 attached hereto with the blanks appropriate filled. After receipt of such new promissory notes, each Bank will mark the promissory notes being replaced hereby "Replaced" and return the same to Borrower.

9. Effective on the date hereof, the 364-Day Facility is hereby cancelled in its entirety and shall no longer be in force and effect. Concurrently with the execution of this Amendment Agreement, Borrower shall pay, in good and collected funds, all fees and expenses associated with the 364-Day Facility which are currently due and owing.

10. Borrower hereby represents and warrants to the Agent and the Banks that (a) Borrower has the legal power and authority to execute and deliver this Amendment Agreement;
(b) the officials executing this Amendment Agreement have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; (d) as of the date of this Amendment Agreement, the representations and warranties contained in Article VII of the Credit
Agreement are true and correct, and (e) this Amendment
Agreement constitutes a valid and binding obligation of Borrower in every respect, enforceable in accordance with its terms.

11. Borrower hereby represents and warrants to the Agent and the Banks that no Possible Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment Agreement by the performance or observance of any provision hereof.

12. Each reference to the Credit Agreement that is made in the Credit Agreement or any other writing shall hereafter be construed as a reference to the Credit
Agreement as amended hereby. Except as herein otherwise specifically provided, all provisions of the Credit
Agreement shall remain in full force and effect and be unaffected hereby.

13. The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio.

14. This Amendment Agreement may be executed in any number of counterparts each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.
After execution of this Amendment Agreement by all the parties hereto, this Amendment Agreement shall be effective as of __________________, 1995.

THE TIMKEN COMPANY                 SOCIETY NATIONAL BANK,
                                   individually and as
                                   Agent
By:\S\ G. E. Little                By: \s\ Marianne Mail

and___________________________

MORGAN GUARANTY TRUST COMPANY      THE BANK OF NEW YORK
OF NEW YORK

By:\s\ Timothy S. Broadbent        By:\s\ Robert J. Joyce


THE BANK OF NOVA SCOTIA            BANK ONE, AKRON,
N.A.

By:\s\ A. S. Norsworthy            By:\s\ Bernard McRae, Jr.


CREDIT SUISSE                      MELLON BANK, N.A.

By:\s\ Christopher J. Eldin        By:\s\Dwayne R. Finney


NATIONSBANK OF NORTH               NBD BANK, N.A.
CAROLINA, N.A.

By:\s\ Michael Monte               By:\s\ Paul DeMelo


THE NORTHERN TRUST COMPANY         MIDLAND BANK, PLC

By:\s\ Curtis Tatham               By:\s\ David Phillips

                          ANNEX A
            Banking Institutions Parties to the
              Amended and Restated Credit Agreement Dated as of December 31, 1991, as amended, with The
         Timken Company; Commitments and Percentages

Name   of   Bank                    Maximum Amount  Percentages
SOCIETY NATIONAL BANK                $  44,906,000    14.969
MORGAN GUARANTY TRUST
  COMPANY OF NEW YORK                   36,826,000    12.2753333

THE BANK OF NEW YORK                    24,252,000     8.084

THE BANK OF NOVA SCOTIA                 24,252,000     8.084

BANK ONE, AKRON, N.A.                   24,252,000     8.084

CREDIT SUISSE                           24,252,000     8.084

MELLON BANK, N.A.                       24,252,000     8.084

NBD BANK, N.A.                          24,252,000     8.084

THE NORTHERN TRUST COMPANY              24,252,000     8.084

NATIONSBANK OF NORTH
  CAROLINA, N.A.                        24,252,000     8.084

MIDLAND BANK, PLC                       24,252,000     8.084
                           TOTALS     $300,000,000    100.00

                                      EXHIBIT A
                       REVOLVING CREDIT NOTE
      (Prime Rate Loans and Domestic Fixed Rate Loans)
$_________________                    Canton, Ohio
                                      _________________, 1995
FOR VALUE RECEIVED, the undersigned, THE TIMKEN COMPANY, an Ohio corporation (the "Borrower"), promises to pay on August 31, 2000, to the order of _______________________________________ (the "Bank")
at the Main Office of Society National Bank, Agent,
127 Public Square, Cleveland, Ohio 44114-1306, the principal sum of
______________________________________________DOLLARS
or the aggregate unpaid principal amount of all Prime Rate Loans and all Domestic Fixed Rate Loans evidenced by this note made by the Bank to the Borrower pursuant to Section 2.1 of the credit agreement hereinafter referred to, whichever is less, in lawful money of the United States of America. Capitalized terms used herein shall have the meanings ascribed to them in said credit agreement.

      The Borrower promises also to pay interest on the unpaid principal amount of each such loan from time to time outstanding from the date of such loan until the payment in full thereof at the rates per annum which shall be determined in accordance with the provisions of Section 2.1 of the credit agreement. Said interest shall be payable on each date provided for in said Section
2.1; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

  The portions of the principal sum hereof from time to time representing Prime Rate Loans and Domestic Fixed Rate Loans, and payments of principal of either thereof, will be shown on the grid(s) attached hereto and made a part hereof.
All loans by the Bank to the Borrower pursuant to the credit agreement (except LIBOR Loans) and all payments on account of principal hereof shall be recorded by the Bank prior to transfer hereof and endorsed on such grid(s).

  If this note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the credit agreement hereinafter referred to, the principal hereof and the unpaid interest thereon shall bear interest, until paid, for Prime Rate Loans and Domestic Fixed Rate Loans at a rate per annum which shall be two per cent (2%) above the Prime
Rate from time to time in effect. All payments of principal of and interest on this note shall be made in immediately available funds.

This note is issued in substitution of and as a replacement for that certain Revolving Credit
Note dated November 15, 1994, and is one of the Revolving Credit Notes referred to in the amended and restated credit agreement dated as of December 31, 1991, between the Borrower, the banks named therein and Society National Bank, as Agent, as may be amended from time to time, and is entitled to the benefits thereof. Reference is made to such credit agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this note due prior to its stated maturity, and other terms and conditions upon which this note is issued.

Address:1835 Dueber Avenue  THE TIMKEN COMPANY
        Canton, Ohio  44706  By:\s\ G. E. Little
                             and__________________

                                                      EXHIBIT A-1
                            REVOLVING CREDIT NOTE
                                (LIBOR Loans)


$_______________                                Canton,Ohio
                                                 ____________________, 1995
 FOR VALUE RECEIVED, the undersigned, THE TIMKEN
COMPANY, an Ohio corporation (the "Borrower"), promises to pay on August 31, 2000, to the order of _______________________________________ (the
"Bank") at the Main Office of Society National
Bank, 127 Public Square, Cleveland, Ohio 44114-
1306 the principal sum of

_________________________________________ DOLLARS

or the aggregate unpaid principal amount of all LIBOR Loans evidenced by this note made by the Bank to the Borrower pursuant to Section 2.1 of the credit agreement hereinafter referred to, whichever is less, in lawful money of the United
States of America. Capitalized terms used herein shall have the meanings ascribed to them in said credit agreement.

      The Borrower promises also to pay interest on the unpaid principal amount of each such loan from time to time outstanding from the date of such loan until the payment in full thereof at the rates per annum which shall be determined in accordance with the provisions of Section 2.1 of the credit agreement. Said interest shall be payable on each date provided for in said Section
2.1; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing LIBOR Loans, and payments of principal thereof, will be shown on the grid(s) attached hereto and made a part hereof. All LIBOR Loans by the Bank to the Borrower pursuant to the credit agreement and all payments on account of principal hereof shall be recorded by the Bank prior to transfer hereof and endorsed on such grid(s).

If this note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the credit agreement hereinafter referred to, the principal hereof and the unpaid interest thereon shall bear interest, until paid, for LIBOR Loans at a rate per annum which shall be two per cent (2%) above the Prime Rate from time to time in effect. All payments of principal of and interest on this note shall be made in immediately available funds.

      This note is issued in substitution of and as a replacement for that certain Revolving
Credit Note dated November 15, 1994, and is one of the Revolving Credit Notes referred to in the amended and restated credit agreement dated as of December 31, 1991, between the Borrower, the banks named therein and Society National Bank, as Agent, as may be amended from time to time, and is entitled to the benefits thereof. Reference is made to such credit agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this note due prior to its stated maturity, and other terms and conditions upon which this note is issued.

Address:1835 Dueber Avenue              THE TIMKEN COMPANY
        Canton, Ohio  44706

                                        By:\s\ G. E. Little
                                        and___________________